UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2009

MAJESCO ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32404 (Commission File Number)	06-1529524 (IRS Employer Identification No.)
160 Raritan Center Parkway
Edison, New Jersey
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (732) 225-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 17, 2009, Majesco Entertainment Company (the “Company”) entered into a Placement Agency Agreement with Roth Capital Partners, LLC (the “Placement Agent”) relating to the sale by the Company to select institutional investors of 6,420,000 shares of common stock in a “registered direct” offering (the “Offering”) at a purchase price of $1.50 per share (the “Shares”). The sale of the Shares is being made pursuant to Subscription Agreements, dated September 17, 2009 (the “Subscription Agreements”), with each of the investors. The gross proceeds to the Company from the sale of the Shares, before deducting for the Placement Agent’s fees and offering expenses, will be approximately $9.63 million.
     The Placement Agency Agreement and the form of Subscription Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and such documents are incorporated herein by this reference.
     The Shares were offered and sold pursuant to a prospectus supplement dated September 17, 2009 and an accompanying prospectus dated August 28, 2009, pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-159980). The Offering is scheduled to close on or about September 22, 2009, subject to customary closing conditions.
ITEM 8.01 Other Events.
     On September 17, 2009, the Company issued a press release announcing the Offering described above under item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibits 99.1 and incorporated herein by this reference.
     Neither the filing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in the press release of a reference to our internet address shall, under any circumstances, be deemed to incorporate the information available at our internet address into this Current Report on Form 8-K. The information available at our internet address is not part of this Current Report on Form 8-K nor any other report filed by the Company with the Securities and Exchange Commission.
Item 9.01 Exhibits.
(d) Exhibits

Number	Description
10.1	Placement Agency Agreement dated September 17, 2009, by and between the Company and Roth Capital Partners, LLC
10.2	Form of Subscription Agreement between the Company and each of the investors signatory thereto
99.1	Press Release dated September 17, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY
Dated: September 18, 2009	/s/ Jesse Sutton
Jesse Sutton
Chief Executive Officer